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                                                                    EXHIBIT 23.2

The Board of Directors
Cityscape Financial Corp.:

     We consent to the use of our report, which report makes reference to the report of other auditors, included herein and to the reference to our firm under the headings "Selected Consolidated Financial and Other Data" and "Experts" in the prospectus.

KPMG Peat Marwick LLP

New York, New York

March 14, 1997